Exhibit 10.59




                                                              Hand Delivery

                                                              April 22, 2008


Mr. Lee B. Foster II
L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

Dear Lee:

     This will confirm your decision to retire as an employee of L.B. Foster Company, effective May 27, 2008. Your retirement, of course, affects neither your position as Chairman of the Board nor such fees and other incidents of office as may, from time to time, be approved by the Board. You may, unless and until otherwise determined by the Board, continue to have such office space and secretarial support as are appropriate to fulfill your duties as Chairman.

     This will further confirm that, commencing May 28, 2008, the Company has agreed to provide to both you and Isabel Foster, your wife, health benefits (consistent with the programs then maintained by the Company for its senior executives) until the earlier of March 31, 2012 or your deaths, at no cost to you or your wife, Isabel Foster.

     If you are in agreement with the foregoing, please sign both enclosed copies of this letter and return one fully executed agreement to me.


                                                        Very truly yours,

                                                        /s/ Stan L. Hasselbusch

                                                        Stan L. Hasselbusch


Agreed to this 22 day of
April, 2008, intending to be
legally bound.

/s/ Lee B. Foster II
--------------------
Lee B. Foster II